EXHIBIT 1.1


[RBC LOGO] RBC
           Capital
           Markets

                                                                   July 28, 2004


CONFIDENTIAL
------------

Cynthia L. Sullivan
President and Chief Executive Officer
Immunomedics, Inc.
300 American Road
Morris Plains, NJ 07950

Dear Cindy:

The purpose of this letter agreement (the "Agreement") is to set forth the terms of the engagement by Immunomedics, Inc. (the "Company") of RBC Capital Markets Corporation ("RBC") to act as exclusive placement agent to the Company with respect to, and to assist the Company in connection with, a Transaction (as hereinafter defined).

1. Engagement. The Company hereby engages RBC exclusively to render investment-banking services to the Company concerning a potential offering of the Company's debt or equity securities or any combination thereof (the "Securities") pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), of up to U.S.$20 million ("Transaction" or "Registered Placement"). The final terms of the Registered Placement, however, will be negotiated between the Company and the investors who purchase Securities in the Registered Placement. RBC hereby accepts such engagement on a "reasonable efforts" basis upon the terms and conditions set forth herein. This Agreement shall not give rise to any commitment by RBC to purchase any of the Securities, and RBC shall have no authority to bind the Company. This Agreement shall not give rise to any commitment by the Company to engage RBC with respect to any matter other than a Transaction, and RBC shall have no authority to bind the Company or to take any action with respect to any matter other than a Transaction.

2. Term. The term of this Agreement shall run for six months from the date of this letter, and may be extended by mutual consent of the parties, subject to the provisions set forth below in the section captioned Termination (the "Term").

3. Services to be Provided by RBC. In undertaking this assignment, RBC will provide the following services to the Company in connection with a Transaction, subject to the provisions set forth below in the sections captioned Certain Agreements of the Company
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Immunomedics, Inc.
July 28, 2004
Page 2


      and Termination:

      (a) familiarize itself, to the extent it deems feasible and appropriate, with the historical and projected business and financial performance of the Company;

      (b) formulate a strategy for consummating a Transaction, including the identification of parties that may have an interest in a Transaction with the Company, and develop procedures and timetables for implementing a Transaction;

      (c) cooperate with the Company in the preparation of its prospectus supplement for use in connection with a Transaction;

      (d) in connection with a Transaction, approach Interested Parties (as hereinafter defined), provide such Interested Parties with the prospectus supplement, and coordinate due diligence investigations of the Company by such Interested Parties;

      (e) assist the Company in evaluating proposals from Interested Parties regarding a possible Transaction, including, without limitation, in connection with deal terms and pricing parameters; and

      (f) in connection with a Transaction, formulate negotiation strategies and assist in negotiations with Interested Parties.

      For purposes of this Agreement, "Interested Parties" shall include (i) any party identified in writing by RBC to the Company and approached by RBC with respect to a possible Transaction and (ii) any party identified in writing to RBC by the Company for the purpose of having such party approached by RBC in connection with a possible Transaction; provided, however, that nothing herein shall require the Company to identify any prospective Interested Party to RBC.

4. Certain Agreements of the Company. The Company represents and warrants or agrees, as applicable, that:

      (a) it shall make available to RBC all information concerning the business, assets, operations and financial condition of the Company which RBC reasonably requests in connection with the performance of its services hereunder and notify RBC of any material adverse change, or development that may lead to a material adverse change, in the business, properties, operations or financial condition of the Company. The Company shall also provide RBC monthly financial updates on the Company during the Term and shall inform RBC immediately of any material events or developments concerning prospective material events that may come to the attention of the Company at any point during the Term. None of the information provided to RBC shall contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. RBC will be
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Immunomedics, Inc.
July 28, 2004
Page 3


            relying, without independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to it by the Company and the Company acknowledges and agrees that with respect to any financial forecasts and projections made available to RBC, RBC is entitled to assume that such forecasts and projections have been reasonably prepared and reflect the best currently available estimates and judgments of the Company management;

      (b) it shall have the sole responsibility for the accuracy and completeness of the prospectus supplement, the related base prospectus and any documents incorporated by reference therein (together, the "Prospectus"), and the Prospectus will (i) include all information required to be provided to investors under applicable securities laws and regulations and (ii) not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      (c) it understands that this Agreement and the services set forth above in the section captioned Services to be Provided by RBC in no way constitute a guarantee that a Transaction will be successful. Management acknowledges that the Company is ultimately responsible for the successful completion of a Transaction;

      (d) the Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising in any form will be used in connection with the offering of the Securities. From and after the execution of this Agreement until the completion of the Registered Placement, the Company shall pre-clear any proposed press release which mentions this Agreement or the Registered Placement with RBC;

      (e) neither the Company, nor any of its directors, officers or shareholders, should in any way rely on RBC to perform any due diligence with respect to the Company. It is expressly understood and agreed that to the extent due diligence is conducted, it will be conducted by the Registered Placement investors;

      (f) promptly following execution of this Agreement, the Company shall prepare and, following review and approval by RBC's counsel, file with the SEC a preliminary and/or final prospectus supplement. From time to time in connection with any particular sale of Securities, the Company will, at its own expense, obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions, as reasonably requested by RBC, and shall pay any filing fees required by NASD Regulation, Inc. in connection with their review of the terms of this Agreement, if so required;

      (g) (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company
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Immunomedics, Inc.
July 28, 2004
Page 4


            enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (X) the Company's certificate of incorporation or by-laws or (Y) any agreement to which the Company is a party or by which any of its property or assets is bound;

      (h) it is eligible to use a shelf registration on Form S-3 under the Securities Act ("Registration Statement") for this Registered Placement. As of the date hereof, the Registration Statement is effective, and the Company shall ensure that the Registration Statement remains effective during the Term; the Company will notify RBC immediately if it determines it is either (i) no longer eligible to use the Registration Statement or (ii) the Registration Statement is otherwise no longer effective;

      (i) the closing of the sale of the Securities shall be subject to customary closing conditions, including the provision by the Company to RBC of officers' certificates, opinions of counsel and "cold comfort" letters from the Company's auditors; and

      (j) it shall be responsible to make all necessary notifications of and filings with all federal and state securities regulatory authorities.

5. Placement Agency Fee. If (i) a Transaction is consummated during the Term, or (ii) during the Term, a definitive agreement or letter of intent or other evidence of commitment is entered into by the Company with an Interested Party which subsequently results in a sale of Securities that is consummated during the Term or within the six-month period following the Term (an "Other Transaction"), then, in either case, the Company hereby agrees to pay RBC a cash fee (the "Registered Placement Fee") in the amount of 6.0% of the gross proceeds raised from any Transaction or Other Transaction, as applicable. The Registered Placement Fee shall be paid in its entirety to RBC at the closing of the Transaction or Other Transaction, as applicable.

      It is anticipated that the Company may offer Interested Parties who purchase Securities in the Registered Placement the opportunity to purchase additional Securities following the Registered Placement ("Additional Purchases"; such purchasers, the "Additional Purchasers"). The Company hereby agrees to pay RBC a cash fee in the amount of 6.0% of the gross proceeds raised from any Additional Purchasers in connection with any such Additional Purchases during the Term or within the six-month period following the Term. Any such fee shall be paid in its entirety at the closing related to any such Additional Purchase.

6. Expenses. In addition to any fees that may be payable hereunder and regardless of whether any proposed transaction is consummated, the Company hereby agrees to reimburse RBC for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described herein (including reasonable fees and disbursements
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Immunomedics, Inc.
July 28, 2004
Page 5


      of RBC's legal counsel). Aggregate expenses (including legal fees and disbursements) in excess of $35,000 shall require prior written approval by the Company, which approval shall not be unreasonably withheld.

7. Additional Services. To the extent that the Company requires any of the following additional services (whether or not such additional services are related to a Registered Placement) from the date hereof until a period of 180 days following the completion of a Registered Placement ("Additional Services"), the Company will consider using RBC and/or a member of the RBC Financial Group to provide such Additional Services:

      (a) Sole bookrunning and lead manager, or lead initial purchaser, or lead placement agent, as the case may be, for any equity or debt financing; or

      (b) Lead agent, arranger or underwriter for any bank financing, including but not limited to any bridge loan(s) or other short-term financing; or

      (c)   Sole financial advisor for any M&A advisory and/or transaction.

      To the extent RBC is engaged by the Company to provide any Additional Services, the terms and conditions relating to such services will be outlined in a separate proposal and the fees for such services will be in addition to fees payable hereunder. Any such proposal will be negotiated separately and in good faith, set forth in a separate written agreement, and be consistent with then prevailing industry practice.

      The agreement set forth in this Section 7 is neither an expressed nor implied commitment by RBC to provide any additional services (including but not limited to any bank financing).

8. Termination. This Agreement may be terminated with or without cause on either the Company's or RBC's written request with 30 days notice, provided that such termination shall not affect the exculpation, indemnification and contribution obligations of the Company or RBC or the right of RBC to receive any fees payable hereunder, any fees which have accrued prior to such termination, or the right of RBC to receive reimbursement for its out-of-pocket expenses described above. It is expressly understood that neither RBC nor the Company shall have any continuing obligation or liability to one another under this Agreement upon termination hereof, except in respect of the matters specifically referenced in this section.

9. Disclosure. The Company agrees that, except as required by applicable law, any advice to be provided by RBC under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of RBC, which approval shall not be unreasonably withheld.

10. Co-agents. RBC reserves the right to use co-agents to assist with respect to any Registered Placement, provided that any such co-agent shall have prior written approval
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Immunomedics, Inc.
July 28, 2004
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      by the Company, which approval shall not be unreasonably withheld.

11. Publicity. The Company and RBC acknowledge and agree that RBC may, subsequent to the closing of any Transaction, make public its involvement with the Transaction.

12. Complete Agreement and Acknowledgement by Company. This Agreement incorporates the entire understanding of the parties with respect to the subject matter of this Agreement. The Company acknowledges and agrees that this Agreement and the services to be provided by RBC, as described above, in no way constitute a guarantee that any Transaction will be successful.

13. Amendments; Governing Law; Miscellaneous. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. The Company is a sophisticated business enterprise that has retained RBC for the limited purpose set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary or other non-contractual obligations on the other by virtue of the engagement contemplated by this Agreement. Each of the Company and RBC (each on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) hereby irrevocably waives any right that it may have to a trial by jury in respect of any claim, counter-claim or action based on or arising out of this Agreement, RBC's or the Company's performance under this Agreement or the transactions contemplated hereby. This Agreement may be executed in counterparts and facsimile signatures will be acceptable with original signed copies of this Agreement to follow to all parties.

14. Indemnification. Recognizing that transactions of the type contemplated in this Agreement sometimes result in litigation and that RBC's role is advisory, the Company agrees to indemnify and hold harmless each of RBC, its partners, employees, agents, affiliates and persons deemed to be in control of RBC within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Indemnified Parties"), from and against any claims, damages, expenses (including reasonable attorneys' fees and legal costs) and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (the "Matters") contemplated by the engagement of RBC hereunder. The Company also agrees that neither RBC nor any other Indemnified Party shall have any liability to the Company or its affiliates, partners, directors, agents, employees, controlling persons or securityholders for any losses, claims or expenses related to or arising out of any Matters, except as provided in this section. The Company will promptly reimburse any Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by
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Immunomedics, Inc.
July 28, 2004
Page 7


      the engagement of RBC hereunder, or any action or proceeding arising therefrom.

      The Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to RBC and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or expert retained by any Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to RBC in such litigation or proceeding, or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of the Company and any Indemnified Party by the same counsel or experts would, in the reasonable opinion of RBC, be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Party.

      The Company shall not, without the prior written consent of RBC, settle any litigation relating to this Agreement or any Matter unless such settlement includes an express, complete and unconditional release of RBC and its affiliates (and their respective control persons, partners, directors, officers, employees, consultants and agents) with respect to all claims asserted in such litigation or relating to this Agreement or any Matter; such release to be set forth in an instrument signed by all parties to such settlement. Neither the Company nor an Indemnified Party shall be liable for any settlement of any litigation or proceeding effected without its written consent, unless such settlement, compromise or consent includes an unconditional release of the Company or each Indemnified Party, as the case may be, from all liability arising out of such claim, action, suit or proceeding.

      Notwithstanding any provision herein to the contrary, the Company shall not be liable hereunder for indemnification to an Indemnified Party, and the Indemnified Party shall not be exculpated, indemnified or reimbursed, in respect of any claims, damages, losses, liabilities or expenses that are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Party. Subject to the foregoing sentence, in no event, regardless of the legal theory advanced, shall any Indemnified Party be liable for any consequential, indirect, incidental or special damages of any nature.

      The Company agrees that the exculpation, indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not such Indemnified Party is a formal party to any such claim, action or proceeding.
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Immunomedics, Inc.
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Page 8


      The Company agrees that if any exculpation, indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold any Indemnified Party harmless as and to the extent contemplated hereby, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of the claims, damages, losses, expenses and liabilities in such proportion as is appropriate (i) to reflect the relative benefits to the Company and its securityholders on the one hand, and RBC on the other hand, in connection with the transaction to which such exculpation, indemnification or reimbursement relates or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Party, respectively, and the Company as well as any other relevant equitable considerations. The Company and RBC agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is hereby agreed that the relative benefits to the Company, on the one hand, and RBC, on the other hand, with respect to this engagement shall be deemed to be in the same proportion as (i) the gross proceeds received (or to be received) by the Company and/or its securityholders in connection with any Transaction (whether or not consummated) for which RBC is engaged to render financial advisory services bears to (ii) the fee paid to RBC in connection with this engagement. In no event shall RBC contribute in excess of the fees actually received by RBC pursuant to the terms of this engagement.

      The exculpation, indemnity, reimbursement and contribution obligations of the Company shall survive the termination of this engagement, shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors and assigns of the Company and any successors, assigns, heirs and personal representatives of an Indemnified Party.

      The exculpation, indemnity, reimbursement and contribution provided herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any party hereto.

14. Notices. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger or courier, addressed (i) if to the Company, at the Company's address as set forth above or at such other address as the Company shall have furnished in writing to RBC,
      Attention: Chief Financial Officer, or (ii) if to RBC, to RBC Capital Markets, Two Embarcadero Center, Suite 1200, San Francisco, CA 94111,
      Attention: Michael J. Rosso, Director and Head of Equity Private Placements, or at such other address as RBC shall have furnished in writing to the Company.
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Immunomedics, Inc.
July 28, 2004
Page 9


Please confirm that the foregoing is in accordance with our understandings and agreements by signing and returning to RBC duplicates of this letter enclosed herewith.

Very truly yours,

RBC CAPITAL MARKETS

By:   RBC Capital Markets Corporation

By:   /s/ Michael J. Rosso
------------------------------------------
      Michael J. Rosso
      Head of Equity Private Placements


Accepted and Agreed to:

By:   Immunomedics, Inc.

By:   /s/ Cynthia L. Sullivan
------------------------------------------
      Cynthia L. Sullivan
      President and Chief Executive Officer